EXHIBIT 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm in this Registration Statement on Form S-1 (including any amendments thereto and the related prospectus) filed by Ute Energy Upstream Holdings LLC to our estimates of reserves and value of reserves and our report as of December 31, 2009. We also consent to the inclusion of our report dated as of December 31, 2009 as an appendix to the prospectus included in such registration statement.

We also consent to the references to our firm in the prospectus included in such registration statement, including under the heading “Experts.”

Very truly yours,

/s/ Cawley Gillespie & Associates, Inc.

Cawley Gillespie & Associates, Inc.

June 4, 2012